EXHIBIT 99
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                               NASDAQ SYMBOL: LASE

                         LASERSIGHT COMPLETES FINANCING
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St.  Louis,  MO --  April 7,  1997.....  LaserSight  Incorporated  (NASDAQ:LASE)
announced the closing of an $8 million credit facility with Foothill Capital Corporation, a commercial finance unit of Norwest Corporation, on April 1, 1997. LaserSight was represented by A.G. Edwards & Sons in its discussions with Foothill.

The  asset-based  financing  consists of a $4 million term loan with interest at
12.5 percent and a $4 million revolver at prime plus 1.5 percent. The revolver is based on eligible receivables and is currently available to the Company. Principal on the term loan is payable in installments between May and July 1998. The amount available under the revolver will decrease in monthly installments beginning August 1, 1998. LaserSight has granted the lender five-year warrants to purchase 500,000 shares of LaserSight common stock (approximately 5.6% of the shares outstanding) exercisable commencing on March 31, 1998 at a price of $6.0667 per share. LaserSight continues to explore various alternatives to enable it to fund the purchase price under its previously announced agreement to purchase certain patent rights from IBM on or before July 1, 1997.

The Company has used a portion of the net proceeds of the term loan to pay in full the balance due under its note to the former owners of MEC Health Care, Inc., a wholly owned subsidiary of LaserSight acquired in October 1995.

Michael R. Farris, LaserSight's president and chief executive officer, said, "We are pleased with Foothill Capital Corporation's vote of confidence in LaserSight. With this financing we have satisfied our MEC obligation and will allocate resources necessary to pursue the growth of our managed care lives. We will further strengthen our engineering and field service function to support laser sales internationally. This credit facility is LaserSight's first opportunity to secure this type of financing. Foothill's financing commitment to LaserSight is evidence of the progress made by the Company over the last several months to strengthen the Company fundamentally."

LaserSight Incorporated is a holding company with four operating subsidiaries engaged in the business of laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K.

For additional information please contact:  Marti Benfield
                                            Investor Relations Manager
                                            LaserSight Incorporated
                                            (314)  469-3220